AGREEMENT BY AND BETWEEN
Naugatuck Valley Savings and Loan
Naugatuck, CT
and
The Comptroller of the Currency

Naugatuck Valley Savings and Loan, Naugatuck, Connecticut (“Association”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and the shareholder of the Association, and, toward that end, wish the Association to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his authorized representative, has examined the Association and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on August 1, 2011.  The Comptroller has found unsafe or unsound banking practices related to asset quality, management and credit risk, as well as violations of 12 C.F.R. Parts 162 and 1641.

In consideration of the above premises, it is agreed, between the Association, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Association shall operate at all times in compliance with the articles of this Agreement.

1 In order to facilitate the Office of the Comptroller of the Currency’s (OCC) enforcement and administration of former Office of Thrift Supervision (OTS) rules and to make appropriate changes to these rules to reflect OCC supervision of federal savings associations as of the transfer date, the OCC republished, with nomenclature and other technical changes, the OTS regulations formerly found in Chapter V of Title 12 of the Code of Federal Regulations.  The republished regulations are codified with the OCC’s regulations in Chapter I at parts 100 through 197 (“Republished Regulations”), effective on July 21, 2011.  The Republished Regulations supersede the OTS regulations in Chapter V for purposes of OCC supervision and regulation of federal savings associations.  OTS Integration Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; Interim Final Rule, 76 Fed.Reg. 48,950 (Aug. 9, 2011).  References in this document are to the Republished Regulations at 12 C.F.R. Chapter I.

ARTICLE I
JURISDICTION

(1)      This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)      This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)      This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4)      This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)      This Agreement shall cause the Association to not be eligible for “expedited treatment” pursuant to 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller.

(6)      All reports or plans which the Association or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Tara L. French, Assistant Deputy Comptroller
New York Metro Field Office
343 Thornall Street, Suite 610
Edison, NJ 08837

ARTICLE II
COMPLIANCE COMMITTEE

(1)      Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, the majority of which shall not be an employee or controlling shareholder of the Association or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Association's adherence to the provisions of this Agreement.

(2)      The Compliance Committee shall meet at least monthly.

(3)      Within sixty (60) days of the date of this Agreement and within ten (10) days of the end of each fiscal quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4)      The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
ENSURE COMPETENT BOARD AND MANAGEMENT

(1)      The Board shall immediately ensure that it maintains an independent director with an appropriate level of financial expertise.  The term “independent” means a person who is not an officer or employee of the Association and who is not a director, officer or employee of its affiliates, who is not a director, officer or employee of the related interests (as the term “related interest” is defined in 12 C.F.R. § 215.2(n)) of any current director or senior executive officer and who is not a relative of any of these persons.

(2)      If the Board fails to maintain an independent director as required by paragraph (1), the Board shall immediately take action to add a new independent director with an appropriate level of financial expertise.  If the Board is unable to identify a qualified independent director within sixty (60) days of such vacancy, the Board shall document its efforts to locate such candidate and notify the Assistant Deputy Comptroller in writing.  Thereafter, the Board shall provide monthly reports to the Assistant Deputy Comptroller summarizing its continuing efforts to locate such candidate.

(3)      Within sixty (60) days, the Board shall review and assess the qualifications of each senior executive officer (as the term “senior executive officer” is defined in 12 C.F.R. § 163.555(4)), including the Chief Credit Officer, and ensure that the Association has competent management in place on a full-time basis in all senior executive officer positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Association in a safe and sound manner.

(4)      If the Board determines that a senior executive officer’s depth of skills needs improvement, the Board will within thirty (30) days of such determination develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Association.  At a minimum the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)	a program to improve the effectiveness of the officer;

(c)	objectives by which the officer’s effectiveness will be measured; and

(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Association’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(5)      Within sixty (60) days, the Board shall review and assess the qualifications of each director and ensure that the Association has a competent Board of Directors in place.

(6)      Prior to the appointment of any individual to a senior executive officer position or as a director, the Board shall submit to the Assistant Deputy Comptroller written notice containing the information that 12 U.S.C. § 1831i and 12 C.F.R. Part 163, Subpart H requires for proposed senior executive officers and proposed directors.  The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed senior executive officer or the proposed director.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.  Senior executive officers shall be vested with sufficient executive authority to fulfill the duties and responsibilities of the position and ensure the safe and sound operation of the Association.

ARTICLE IV
BUSINESS PLAN AND BUDGET

(1)      Within ninety (90) days, the Board shall prepare, implement, and thereafter ensure Association adherence to a written three-year business plan that shall include a projection of major balance sheet and income statement components, and shall provide for injections of equity capital, as necessary.  The business plan shall also include a detailed budget and plan for continued profit that specifically takes into account the Bank’s increased risk profile, credit risk management deficiencies, and the Board’s desire to curtail growth until the outstanding issues are resolved.  Procedures shall also be established to monitor the Association’s actual results against these projections and to provide for appropriate adjustments to the budget.  The plan shall set forth specific time frames for the accomplishment of these objectives.

(2)      A copy of the plan shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Association shall implement and adhere to the plan.

(3)      The Association shall submit to the Assistant Deputy Comptroller for review and prior determination of no supervisory objection, with at least sixty (60) days advance, written notice, its intent to deviate significantly from the business plan.

(a)
For purposes of this Article, changes that may constitute a significant deviation from the business plan include, but are not limited to, any significant deviations from the Association’s business plan relating to: (i) marketing strategies, marketing partners, acquisition channels; (ii)  underwriting practices and standards, account management strategies and test programs; (iii) collection strategies, partners or operations; (iv) fee structure, pricing, or fee application methods; (v) accounting processes and practices; (vi) funding strategy; or (vii) any other changes in personnel, operations or external factors that may have a material impact on the Association’s operations or financial performance.

(b)
Prior to making any changes that significantly deviate from the Association’s business plan, the Board shall perform an evaluation of the adequacy of the Association’s organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the product or service.  The evaluation shall include an assessment of the impact of such change on the Association’s condition, including a profitability analysis.

(4)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE V
CAPITAL PLAN

(1)      Within ninety (90) days, the Board shall forward to the Assistant Deputy Comptroller for review a revised, written Capital Plan for the Association, consistent with the Association's Business Plan as required by Article IV, covering at least a three-year period. At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Association (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	projections for growth and capital requirements, based upon a detailed analysis of the Association's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(b)	projections of the sources and timing of additional capital to meet the Association's future needs, as set forth in the Business Plan;

(c)	identification of the primary sources from which the Association will maintain an appropriate capital structure to meet the Association's future needs, as set forth in the Business Plan; and

(d)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (c) of this Article not be available.

(2)      Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt and the Association shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Association's Capital Plan at least annually and more frequently if necessary or if requested by the Assistant Deputy Comptroller. Revisions to the Association’s Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

ARTICLE VI
ENTERPRISE RISK MANAGEMENT

(1)      Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Association adherence to a written risk management program to include, at a minimum, the following:

(a)	identification of existing credit, interest rate, liquidity, operational, compliance, strategic, reputation, and price risks, and a written analysis of those risks;

(b)
action plans and time frames to reduce risks where exposure is high, particularly with regard to credit risk, which impacts directly on liquidity, compliance, strategic, and reputation risks, as more fully discussed in the ROE;

(c)
policies, procedures or standards which limit the degree of risk the Board is willing to incur, consistent with the strategic plan and the Association’s financial condition.  This includes analyzing and limiting the risks associated with any new lines of business which the Board undertakes.  The procedures shall ensure that strategic direction and risk tolerances are effectively communicated and followed throughout the Association and shall describe the actions to be taken where noncompliance with risk policies is identified;

(d)
systems to measure and control risks within the Association.  Measurement systems shall provide timely and accurate risk reports by customer, by department or division, and Association-wide as appropriate.  Particular emphasis should be placed on enhanced credit risk management measurement systems; and

(e)
procedures to ensure that Association employees have the necessary skills to supervise effectively the current and the new business risks within the Association, and procedures to describe the actions to be taken to address deficiencies in staff levels and skills.

(2)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VII
INTERNAL AUDIT

(1)      Within sixty (60) days, the Board shall review and revise its independent internal audit program to ensure it is sufficient to:

(a)	detect irregularities and weak practices in the Association's operations;

(b)	determine the Association's level of compliance with all applicable laws, rules and regulations;

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(d)
evaluate the Association's adherence to established policies and procedures, with particular emphasis directed to the Association's adherence to its loan policies concerning credit risk management and problem loan identification and classification;

(e)	adequately cover all areas;

(f)	determine conclusions and ratings on the quality of the areas audited; and

(g)	establish an annual audit plan using a risk-based approach sufficient to achieve these objectives.

(2)      As part of this audit program, the Board or its Audit Committee shall evaluate the audit reports of any party providing services to the Association, and shall assess the impact on the Association of any audit deficiencies cited in such reports.

(3)      The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.

(4)      The Board, through its Audit Committee, shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and maintain a written record describing the deficiency, the projected corrective action, and the status of the corrective action.

(5)      The audit staff shall evaluate in writing the effectiveness of the corrective action and recommend additional corrective actions, as necessary.

(6)      Upon adoption, a copy of the revised internal audit program shall be submitted to the Assistant Deputy Comptroller.

ARTICLE VIII
LOAN PORTFOLIO MANAGEMENT

(1)      Within sixty (60) days, Board shall establish credit risk management practices that ensure effective credit administration, portfolio management and monitoring, and risk mitigation.   In doing so, the Board shall adopt and the Association (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Association's loan portfolio management. The credit policy shall include (but not be limited to):

(a)	revision and/or development of the Association’s procedures to ensure accuracy of risk ratings and proper and timely problem loan identification, including non-accrual loans;

(b)	procedures that require ongoing monitoring of borrower ability to repay the loan through receipt and documented review of current borrower, principal and guarantor financial information;

(c)	procedures and controls to periodically verify the existence and lien position of collateral;

(d)	procedures that ensure the utilization of interest reserves is consistent with established controls and clearly defined parameters for projected costs.

(e)	credit risk rating definitions consistent with applicable regulatory guidance;

(f)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly;

(g)
written reports, regularly submitted to the Board, identifying the aggregate loans and leases not in conformance with the Association’s lending and leasing policies, and exceptions to the Association’s lending and leasing policies;

(h)	a system to effectively monitor previously charged-off assets and their recovery potential; and

(i)	a requirement to identify, track and report real estate loans that exceed the supervisory loan-to-value limits.

(2)      The Board shall ensure that Association personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3)      The Board shall ensure that management adequately staffs the Credit Department with personnel who possess the appropriate expertise relative to the Association’s risk profile.

(4)      Within sixty (60) days the Board shall adopt, implement and ensure Association adherence to a written portfolio stress testing policy that considers changes in interest rates and appropriate economic factors.

(5)      A written report of the stress test results shall be provided to the Board by Association management at least quarterly.

(6)      On a quarterly basis management will provide the Board with written reports including, at a minimum, the following information:

(a)	the identification, type, rating, and amount of problem loans and leases;

(b)	the identification and amount of delinquent loans and leases;

(c)	credit and collateral documentation exceptions;

(d)	the identification and status of credit related violations of law, rule or regulation;

(e)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;

(f)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Association’s loan and lease portfolios;

(g)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Association; and

(h)	the identification of loans and leases not in conformance with the Association's lending and leasing policies, and exceptions to the Association’s lending and leasing policies.

(7)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE IX
LENDING POLICY

(1)      Within sixty (60) days, the Board shall review and revise the Association's written loan policy.  In revising this policy, the Board shall refer to 12 C.F.R. § 160.93 (Lending Limitations).  This policy shall incorporate, but not necessarily be limited to, the following:

(a)	a description of acceptable types of loans;

(b)	a provision that current and satisfactory credit information will be obtained on each borrower;

(c)	maturity scheduling related to the anticipated source of repayment, the purpose of the loan, and the useful life of the collateral;

(d)	maximum ratio of loan value to appraised value or acquisition costs of collateral securing the loan;

(e)	collection procedures, to include follow-up efforts, that are systematically and progressively stronger;

(f)	a pricing policy that takes into consideration costs, general overhead, and probable loan losses, while providing for a reasonable margin of profit;

(g)	a definition of the Association's trade area;

(h)	guidelines and limitations for loans originating outside of the Association's trade area;

(i)	a limitation on aggregate outstanding loans in relation to other balance sheet accounts;

(j)	distribution of loans by category;

(k)	guidelines for loans to insiders, including a statement that such loans will not be granted on terms more favorable than those offered to similar outside borrowers;

(l)	guidelines and limitations on concentrations of credit;

(m)	a limitation on the type and size of loans that may be made by loan officers without prior approval by the Board or a committee established by the Board for this purpose;

(n)	measures to correct the deficiencies in the Association's lending procedures noted in any ROE;

(o)	guidelines designed to improve Board oversight of the loan approval process, specifically with regard to credits exhibiting significant risk. At a minimum, the policy shall:

(i)	establish dollar limits on extensions of credit to any one borrower, above which the prior approval of the Board, or a committee thereof, would be required;

(ii)
establish dollar limits on aggregate extensions of credit to any one borrower, above which any new extensions of credit to that borrower, regardless of amount, would require the prior approval of the Board, or a committee thereof; and

(iii)
require that all credits which deviate from the Association’s normal course of business, including all credits which deviate from the Association’s written strategic plan, receive the prior approval of the Board, or a committee thereof.

(p)
guidelines consistent with The Federal Financial Institutions Examination Council’s (FFIEC) Policy Statement on Prudent Commercial Real Estate Loan Workouts (October 30, 2009), setting forth the criteria under which renewals of extensions of credit may be approved.  At a minimum the policy shall:

(i)	ensure that renewals are not made for the sole purpose of reducing the volume of loan delinquencies; and

(ii)	provide guidelines and limitations on the capitalization of interest;

(q)
charge-off guidelines, by type of loan or other asset, including Other Real Estate Owned, addressing the circumstances under which a charge-off would be appropriate and ensuring the recognition of losses within the quarter of discovery;

(r)	guidelines for periodic review of the Association's adherence to the revised lending policy.

(2)      Upon adoption, the policy shall be implemented, the Board shall thereafter ensure Association adherence to the policy, and a copy of the policy shall be forwarded to the Assistant Deputy Comptroller for review.

(3)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE X
LOAN REVIEW

(1)      Within sixty (60) days, the Association shall adopt a formal loan review policy that provides comprehensive detail regarding the necessary qualifications of loan review personnel, establishes reporting criteria including the frequency and scope of reviews, and ensures the loan review function incorporates the following:

(2)      Within sixty (60) days, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly, the Association's loan and lease portfolios to assure the timely identification and categorization of problem credits.  The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in OTS CEO Memo 140, OTS Examination Handbook Section 260, and the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006).  Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios;

(b)	the identification, type, rating, and amount of problem loans and leases;

(c)	the identification and amount of delinquent loans and leases;

(d)	credit and collateral documentation exceptions;

(e)	the identification and status of credit related violations of law, rule or regulation;

(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;

(g)	concentrations of credit;

(h)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Association; and

(i)	loans and leases not in conformance with the Association's lending and leasing policies, and exceptions to the Association’s lending and leasing policies.

(j)	the accrual status of loans under review;

(k)	the adequacy of impairment analyses.

(l)	system for monitoring compliance with the Association's lending policies and laws, rules, and regulations pertaining to the Association's lending function; and

(3)      A written description of the program called for in this Article shall be forwarded to the Assistant Deputy Comptroller upon implementation.

(4)      The Board shall evaluate the internal loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(5)      A copy of the reports submitted to the Board, as well as documentation of the action taken by the Association to collect or strengthen assets identified as problem credits, shall be preserved in the Association.

(6)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XI
APPRAISALS OR EVALUATIONS OF REAL PROPERTY

(1)      Within sixty (60) days, the Board shall ensure the implementation of policies and controls to ensure full compliance with 12 C.F.R. Part 164. The policies and controls shall include, but not be limited to:

(a)	compliance with the December 10, 2010 Interagency Appraisal and Evaluation Guidelines ;

(b)	a requirement that provides for appraisal reviews to be conducted by a qualified person who is independent of the loan approval process.

(c)	a requirement that appraisal reviews appropriately document the conclusion reached to support the appraiser’s valuation;

(d)	appropriate guidance establishing appraisal standards for evaluating impaired and collateral dependent loans.

(2)      Within sixty (60) days, the Board shall engage the services of an independent, professionally certified, or licensed appraiser(s) to provide:

(a)	a written or updated appraisal, in accordance with 12 C.F.R. Part 164, for each parcel of real property that represents primary collateral behind any extension of credit where:

(i)	the loan was criticized in the ROE or by the Association's internal loan review, and the most recent independent appraisal is more than twelve (12) months old; or

(ii)	accrued interest or loan fees have been or will be added to the outstanding principal balance, and the most recent independent appraisal is more than twelve (12) months old;

(b)	a written appraisal on each parcel of Other Real Estate Owned where it is needed to bring the Association into conformity with the provisions of 12 C.F.R. Part 164.

(3)      The Board shall specifically instruct the appraiser(s) to comply with the requirements of 12 C.F.R. Part 164.  The details surrounding any and all other instructions given to the appraiser(s) by the Association, whether written or oral, shall be provided to the Assistant Deputy Comptroller for review prior to the appraiser(s) undertaking the actual appraisals.

(4)      All such appraisals shall be completed within sixty (60) days, and certification by the Board attesting to the completion of the appraisals shall be forwarded to the Assistant Deputy Comptroller within seventy-five (75) days.

(5)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of this Article and the policies developed pursuant to it.

ARTICLE XII
COMMERCIAL REAL ESTATE CONCENTRATION RISK MANAGEMENT

(1)      Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Association adherence to a written commercial real estate (CRE) concentration risk management program consistent with the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the OCC joint guidance and the OTS guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (December 2006). The program shall include, but not necessarily be limited to, the following:

(a)	ongoing risk assessments to identify potential CRE concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers;

(b)	Board and management oversight of CRE concentrations, to include:

(i)	policy guidelines and an overall CRE lending strategy, including actions required when the Association approaches the limits of its CRE guidelines;

(ii)	procedures and controls to effectively adhere to and monitor compliance with the Association's lending policies and strategies;

(iii)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by CRE concentrations; and

(iv)	periodic review and approval of CRE risk exposure limits;

(c)
portfolio management, to include internal lending guidelines and concentration limits that control the Association's overall risk exposure to CRE, and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions;

(d)	management information systems, to provide sufficient timely information to management to identify, measure, monitor, and manage CRE concentration risk;

(e)
periodic market analysis, to provide management and the Board with information to assess whether the CRE lending strategy and policies continue to be appropriate in light of changes in CRE market conditions;

(f)	credit underwriting standards for CRE, to include:

(i)	maximum loan amount by type of property;

(ii)	loan terms;

(iii)	pricing structures;

(iv)	collateral valuation;

(v)	loan-to-value limits by property type;

(vi)	requirements for feasibility studies and sensitivity analysis or stress testing;

(vii)	minimum requirements for initial investment and maintenance of hard equity by the borrower; and

(viii)	minimum standards for borrower net worth, property cash flow, and debt service coverage for the property;

(g)	portfolio stress testing and sensitivity analysis of CRE concentrations;

(h)	credit risk review of CRE, to include an effective, accurate, and timely risk-rating system; and

(i)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.

(2)      The Board shall forward a copy of any analysis performed on existing or potential CRE concentrations to the Assistant Deputy Comptroller.

(3)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XIII
OVERDRAFT PROTECTION PROGRAM

(1)      Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Association adherence to a Checking Overdraft Policy reflecting the aggregate limits detailed in the Office of Thrift Supervision Guidance on Overdraft Protection Programs, 70 FR 8428 (February 18, 2005).   The Policy shall include, at a minimum:

(a)	conditions and circumstances under which overdrafts are allowable, including standards, dollar threshold limits for overdraft approvals and specific overdraft lending authority limits;

(b)	charges that will be levied against depositors using overdrafts;

(c)	controls to ensure that employee overdrafts are treated consistent with account agreements;

(d)	a prohibition on the use of overdrafts by Association borrowers to finance their business activities; and

(e)	clear guidelines governing the charge-off of past-due overdrafts.

(2)      Upon adoption, the Association shall forward a copy of this overdraft policy to the Assistant Deputy Comptroller.

(3)      The Board shall ensure that the Association has processes, personnel and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.

ARTICLE XIV
ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)      The Board shall review the adequacy of the Association's Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), and shall focus particular attention on the following factors:

(a)	results of the Association's internal loan review;

(b)	results of the Association's external loan review;

(c)	an estimate of inherent loss exposure on each significant credit;

(d)	an estimate of inherent loss exposure on each credit in excess of one hundred and fifty thousand dollars ($150,000);

(e)	loan loss experience;

(f)	trends of delinquent and nonaccrual loans;

(g)	concentrations of credit in the Association;

(h)	present and prospective economic conditions; and

(i)	appropriate treatment of classified loans pursuant to the Interagency Policy Statement on the Allowance for Loan and Lease Losses (December 2006), ASC 450-20 (FAS 5), and ASC 310-10 (FAS 114).

(2)      The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Thrift Financial Report or Consolidated Report of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)      The Board shall ensure that the Association has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XV
BANK SECRECY ACT / ANTI-MONEY LAUNDERING RISK ASSESSMENT / OFAC

(1)      Within sixty (60) days, the Board shall ensure implementation of a BSA/AML Risk Assessment Process to assist in identifying the Association’s BSA/AML risk profile. The risk assessment shall be in writing and provide a comprehensive ongoing analysis of the BSA/AML risk. The BSA risk assessment process shall:

(a)	identify the specific risk categories (i.e., products, services, customers; entities, transactions, and geographic locations) unique to the Association, and

(b)	conduct a detailed analysis of the data obtained during the risk identification phase and consider, as appropriate, the following factors relating to customer accounts:

(i)	the purpose of the account;

(ii)	actual or anticipated activity in the account;

(iii)	the nature of the customer’s business;

(iv)	the customer’s location; and

(v)	types of products and services used by the customer; and

(c)	include a thorough analysis of the volume of international wire activity and the risk posed to the Association.

(2)      The Board shall ensure that the BSA Risk Assessment is shared and communicated across the Association, Board of Directors, management, and appropriate staff. The Board shall also ensure a procedure is implemented to reassess the Association’s BSA Risk Assessment periodically, but no less than once every twelve (12) months.

(3)      The Board shall ensure that the Association develops a risk-based program to screen non-customer senders and non-customer beneficiaries of wire transfers to comply with Office of Foreign Asset Control (“OFAC”)-related regulations and safe and sound banking practices.

ARTICLE XVI
DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without receiving the prior written approval of the Assistant Deputy Comptroller in accordance with applicable regulations and regulatory guidance.  The Association’s written request for approval shall be submitted to the Assistant Deputy Comptroller at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment, or distribution of capital.

ARTICLE XVII
EMPLOYMENT CONTRACTS AND COMPENSATION ARRANGEMENTS

Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer, as defined at 12 C.F.R. § 163.555, or director of the Association, unless it first provides the Assistant Deputy Comptroller with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Assistant Deputy Comptroller shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement or arrangement submitted to the Assistant Deputy Comptroller fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 163.39 and 163.161(b), 12 C.F.R. Part 170 – Appendix A, and the Interagency Guidance on Sound Incentive Compensation Policies contained in the OTS Chief Executive Officer Memorandum No. 354.

ARTICLE XVIII
CLOSING

(1)      Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Association.

(2)      It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Association, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)      Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)      The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)      In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Association, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Association as may be necessary for the Association to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Association management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)      This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Association under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Association expressly acknowledges that neither the Association nor the Comptroller has any intention to enter into a contract.  The Association also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal banking regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/ Tara L. French	January 17, 2012
Tara L. French	Date
Assistant Deputy Comptroller
New York Metro Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Association, have hereunto set their hands on behalf of the Association.

/s/ Carlos S. Batista	January 17, 2012
Carlos S. Batista	Date

/s/ Frederick A. Dlugokecki	January 17, 2012
Frederick A. Dlugokecki	Date

/s/ Richard M. Famiglietti	January 17, 2012
Richard M. Famiglietti	Date

/s/ Kevin A. Kennedy	January 17, 2012
Kevin A. Kennedy	Date

/s/ James A. Mengacci	January 17, 2012
James A. Mengacci	Date

/s/ John C. Roman	January 17, 2012
John C. Roman	Date

/s/ Camilo P. Vieira	January 17, 2012
Camilo P. Vieira	Date

/s/ Jane H. Walsh	January 17, 2012
Jane H. Walsh	Date